UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 23, 2005

METROPCS, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-111470	75-2550006
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

8144 Walnut Hill Lane Suite 800 Dallas, Texas	75231
(Address of principal executive offices)	(Zip Code)

(214) 265-2550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 425 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01 Other Events.

On February 23, 2005, GWI PCS1, Inc. (“GWI”), a wholly owned indirect subsidiary of MetroPCS, Inc. (“Company”), consummated the first step of its reverse like-kind exchange, pursuant to Section 1031 of the Internal Revenue Code of 1986, as amended, in which GWI made full payment of the purchase price to acquire from an affiliate of Cingular Wireless LLC (“Cingular”) all of Cingular’s right, title and interest (the “Cingular Rights”) in and to 10 MHz of personal communications services (“PCS”) spectrum for the basic trading area of Detroit, Michigan and certain counties of the basic trading area of Dallas, Texas (collectively, the “Spectrum”). To facilitate the reverse like-kind exchange, the right to acquire the Cingular Rights was transferred to All States Broadband, LLC (“All States”) an unaffiliated third party which will serve as the exchange accommodation titleholder in accordance with Treasury Regulations and Revenue Procedure 2000-37. In order to maintain the tax deferred nature of the like-kind exchange, GWI has 45 days in which to identify property which it plans to exchange for the Cingular Rights (“Relinquished Property”) and 180 days in which to consummate the exchange of Relinquished Property for the Cingular Rights. At the second step of the reverse like-kind exchange, GWI will (i) assign to a qualified intermediary its rights to acquire the Cingular Rights from All States, and (ii) assign to the same qualified intermediary its obligation to sell the Relinquished Property to the ultimate buyer to complete the transaction. If the second step of the like-kind exchange has not been completed within 179 days, All States is obligated to transfer the Cingular Rights directly to GWI.

On February 23, 2005, GWI also entered into a Short Term Spectrum Manager Lease (“Lease”) with All States under which All States has granted to GWI, subject to making required governmental notifications and applicable governmental regulations, the exclusive right to use the Spectrum for up to the earlier of (i) 180 days following the date of the Lease or (ii) the date on which step two of the like-kind exchange is consummated. Under the Lease, GWI has the right, subject to the review, oversight, supervision and ultimate control of All States, to construct, operate and maintain facilities operating on or using the Spectrum.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

METROPCS, INC.

Date: March 1, 2005	By:	/s/ Roger D. Linquist
	Name:	Roger D. Linquist
	Title:	President and Chief Executive Officer